EXHIBIT 10.27

      RETAINER AGREEMENT

This Retainer Agreement (“Agreement”) is entered into by and between AMC ENTERTAINMENT INC., a Delaware corporation, and its subsidiaries and affiliates (the “Company”), and RAYMOND F. BEAGLE, JR. (“RFB”).  In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

Engagement.  The Company hereby engages RFB to continue as the Company’s General Counsel.  The Company agrees that, notwithstanding this engagement, RFB may continue the active practice of law.

Term.  The term of this Retainer Agreement shall commence as of July 1, 2001  and shall terminate on March 31, 2003, or sooner as provided in Section 5 below (such period, as it may be extended, the “Term”).

Compensation.

Retainer Fee.  During the Term of this engagement, RFB shall receive an annual retainer of $450,000.00.   In addition, RFB shall be eligible to receive additional payments, benefits or bonuses as determined from time to time in the sole discretion of the Chairman of the Board, President and Chief Executive Officer of the Company.

Deferred Compensation.  The Company agrees to maintain on its books a deferred compensation account (the “Account”) to which it has credited certain amounts as of the end of the Company’s fiscal year preceding the date of this Agreement (the “Initial Balance”) and to which it shall credit additional amounts in the future pursuant to this Section 3(b).  The Company also has established, and agrees to maintain, a “Trust Under Retainer Agreement Between AMC and R. F. Beagle, Jr.” dated May 19, 1997, to which the Company has contributed, and may contribute in the future, certain amounts for the purpose of discharging its obligations hereunder to RFB and/or to his beneficiary or estate, but subject to the claims of the Company’s creditors in the event of its insolvency.

The Initial Balance, together with the amount of any deferred bonus and other amounts  credited to the Account in the future, shall be credited annually with simple interest at the prime rate (as defined in the Wall Street Journal) plus one percent (1%), determined by averaging such rates as of the last day of each calendar quarter during the fiscal year.  Interest shall be credited annually, as of the last day of each fiscal year, based on the unpaid balance in the Account, continuing after payments have commenced.  Any deferred bonus earned for the prior fiscal year shall be credited as of the first day of the following fiscal year, although not determined or awarded until a later date.  During any fiscal year in which a payment or payments are made to RFB or his beneficiary (or estate), interest shall accrue on the last day of each calendar quarter, based on the average balance credited to the Account during the quarter.

Amounts credited to the Account are fully vested and nonforfeitable.  Payment from the Account shall commence upon the earlier of (a) termination of this Agreement or of RFB’s status as General Counsel, for any reason; (b) RFB’s Resignation, Death or Disability; or (c) a Change in Control, all as defined below, and shall be paid in substantially equal monthly installments for a period of twelve (12) years.  The monthly amount shall be calculated, in consultation with AMC’s compensation consultant or pension plan actuary, based on the amount credited to the Account at the time payments commence and a reasonable projection of the prime rate of interest over the payment period, with any adjustment necessary to be made biannually.

The provisions of this Section 3(b), including maintenance of the Account, shall continue in full force and effect until all payments have been made to RFB and/or his beneficiary or estate hereunder, notwithstanding the termination of any other or all provisions of this Agreement.

Termination.  This Retainer Agreement may be terminated upon the earliest to occur of the following events:

Resignation.  RFB’s resignation or voluntary departure.

Death.  The death of RFB.

Disability.  If, as a result of RFB’s incapacity due to physical or mental illness, (i) RFB shall not have been regularly performing his duties and obligations hereunder for a period of one hundred twenty (120) consecutive days (a “Disability”), (ii) the Company has given RFB the written Notice of Termination pursuant to Section 5(a) hereof, and (iii) within thirty (30) days after the Company gives RFB such written Notice of Termination (which may occur before or after the end of such 120 day period), RFB shall not have returned to the performance of his duties and obligations hereunder on a regular basis.

Cause.  RFB is terminated for Cause.  For purposes of this Agreement, “Cause” is defined as (i) the willful and continued failure by RFB to perform substantially his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), or (ii) the willful engaging by RFB in misconduct which is materially and demonstrably injurious to the Company.  For purposes of this Agreement, no act, or failure to act, on the part of RFB shall be considered “willful” unless such act was committed, or such failure to act occurred, in bad faith and without reasonable belief that RFB’s act or failure to act was in the best interests of the Company.

Without Cause.  This Retainer Agreement may be terminated without cause at any time by the Company’s Chairman of the Board, President and Chief Executive Officer with the approval of the Board of Directors.

Good Reason.  RFB terminates his engagement by the Company hereunder for Good Reason.  For purposes of this Retainer Agreement, a “Good Reason” shall mean (i) a failure by the Company to comply with any material provisions of this Retainer Agreement which has not been cured within thirty (30) days after written notice of such noncompliance has been given to the Company by RFB, (ii) any purported termination of RFB which is not effected pursuant to a Notice of Termination, as defined in Sections 5 and 10 below (and for purposes of this Retainer Agreement no such purported termination shall be effective), (iii) the assignment to RFB of any duties inconsistent in any material respect with Section 1 of this Retainer Agreement, or any other actions by the Company that results in a material diminution of RFB’s position, authority, duties or responsibilities, other than an action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from RFB, (iv) any material reduction in RFB’s Retainer, or (v) any requirement that RFB relocate his law practice.  RFB must notify the Company in writing within thirty (30) days of becoming aware of the occurrence of any of (i) through (v) above in order to receive the payments described in Section 6(c) below.

(g)  Change of Control.  RFB terminates his engagement by the Company hereunder in the event of a Change of Control as defined below.  RFB must not be the person or part of a group or an entity which effected the Change in Control, and must notify the Company in writing of such termination within sixty (60) days after the occurrence of a Change of Control, in order to receive the payments described in Section 6(c) below.  RFB will not be considered to have participated in or effected a Change of Control if the stock (or beneficial interest) owned by the Durwood Voting Trust, the Durwood Revocable Trust, The Pamela Durwood Marital Trust or The Durwood Foundation was required to be sold, pledged, or otherwise disposed, if such action was advised by independent counsel in response to claims of the Internal Revenue Service, or to comply with the requirements of federal or state tax laws or regulations or was required in connection with the administration of the Estate of Stanley H. Durwood.

For purposes of this Agreement a “Change of Control” means (i) a merger, consolidation or similar transaction involving the Company after which holders of the Company’s stock before such transaction do not own at least 50% of the combined voting power of all shares generally entitled to vote in the election of the members of the Board of Directors of the surviving entity, (ii) the acquisition by any person or group (other than Apollo or the holders of Class B Stock on the Initial Issuance Date), so long as neither Apollo nor such holders of Class B Stock is a part of such group (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder), of beneficial ownership of at least 50% of the combined voting power of all shares generally entitled to vote in the election of the members of the Board of Directors of the Company, or (iii) the sale of all or substantially all of the assets of the Company or similar transaction (the determination of aggregate voting power to recognize that the Company’s Class B Stock has ten votes per share and the Company’s Common Stock has one vote per share).

“Apollo” means Apollo Management IV, L.P., Apollo Management V,  L.P. and their affiliates.

“Class B Stock” means the Class B Stock, par value $0.66 2/3 per share, of the Company.

“Common Stock” means the Common Stock, par value $0.66 2/3 per share, of the Company.

“Initial Issuance Date” means April 19, 2001, the first date of issuance of the Preferred Stock (as defined in the Investment Agreement described below, which definition is incorporated herein by this reference) pursuant to the closing of the Investment Agreement.

“Investment Agreement” means the Investment Agreement entered in as of April 19, 2001 among the Company and certain investors named therein.

(h) Retirement.  The retirement of RFB.

5.       Termination Procedure.

(a)  Notice of Termination.  Any termination of RFB by the Company or by RFB (other than termination pursuant to Section 4(a) or (b) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.  For purposes of this Retainer Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Retainer Agreement relied upon and shall, where applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of RFB under the provisions so indicated.

(b)  Date of Termination.  “Date of Termination” shall mean (i) if RFB’s engagement is terminated by RFB’s resignation, retirement or other voluntary departure, the date of such event, (ii) if RFB’s engagement by the Company is terminated by his death, the date of death, (iii) if RFB’s engagement by the Company is terminated pursuant to Section 4(c) hereof, thirty (30) days after Notice of Termination is given (provided that RFB shall not have again become available for service to the Company on a regular basis during such thirty (30) day period), (iv) if RFB’s engagement by the Company is terminated for Cause, the date specified in the Notice of Termination, and (v) if RFB’s engagement by the Company is terminated for any other reason, the date on which a Notice of Termination is given.

6.        Compensation During Disability or Upon Termination.

(a)  During Disability.  During any period that RFB fails to perform his duties under this Retainer Agreement as a result of incapacity due to physical or mental illness (a “disability period”), RFB shall continue to receive his Retainer at the rate then in effect for such period until his engagement by the Company is terminated pursuant to Section 4(c) hereof, provided that payments so made to RFB during the first 180 days of any such disability period shall be reduced by the sum of the amounts, if any, paid to RFB at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

(b)        Termination for RFB Resignation, Cause or Retirement.  If RFB’s engagement by the Company is terminated pursuant to Section 4(a), (d) or (h), the Company shall pay RFB his accrued but unpaid Retainer through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to RFB under this Retainer Agreement other than those provided in Section 3(b) (Deferred Compensation) which shall, as stated, continue in full force and effect as provided therein.

(c)        Termination for Death, Disability, Without Cause or by RFB  for Good Reason or Change of Control.  If RFB’s employment by the Company is terminated pursuant to Section 4(b), (c), (e), (f) or (g), the Company shall pay to RFB or his personal representative the compensation payments described in (i) and (ii) below; provided, that RFB also must have timely notified the Company as provided in Sections 4(f) and (g), as applicable, in order to receive such payments.  All amounts under this Section 6(c) shall be reduced by withholding for applicable taxes, if any.

(i)    A lump-sum cash payment equal to the sum of RFB’s Annual Retainer at the rate in effect on the Date of Termination for the remainder of the Term.

(ii)      A lump-sum cash payment equal to the difference between (A) the value of all vested and unvested stock options, if any, granted by the Company to RFB which have an exercise price per share less than the closing price per share of the AMCE’s Common Stock as reported on the American Stock Exchange or other stock exchange or automated quotation system (the “Closing Price”) on the Date of Termination and (B) the exercise price of such options.  For purposes of determining the option value, the Company’s stock price as described above as of the Date of Termination will be used.  Upon such payment by the Company to RFB, all such options will be cancelled.

7.        Confidentiality.  RFB acknowledges that he knows and in the future will know information relating to the Company and its affiliated companies and their respective operations that is confidential or a trade secret.  Such information includes information, whether obtained in writing, in conversation or otherwise, concerning corporate strategy, intent and plans, business operations, pricing, costs, budgets, equipment, the status, scope and term of pending acquisitions, negotiations and transactions, the terms of existing or proposed business arrangements, contracts and obligations, and corporate and financial reports.  Such confidential or trade secret information shall not, however, include information in the public domain unless RFB has, without authority, made it public.

RFB shall (a) not disclose such information to anyone except in confidence and as is necessary to the performance of his duties for the Company, (b) keep such information confidential, (c) take appropriate precautions to maintain the confidentiality of such information, and (d) not use such information for personal benefit or the benefit of any competitor or any other person.

Upon termination of his engagement by the Company under this Retainer Agreement, RFB shall return all materials in his possession or under his control that were prepared by or relate to the Company or its affiliates, including, but not limited to, materials containing confidential information, files, memorandums, price lists, reports, budgets and handbooks.

RFB’s obligation under this Section 7 shall survive the termination of RFB’s engagement by the Company under this Retainer Agreement.

8.    Equitable Remedies.  The parties acknowledge that irreparable damage will result to the Company from any violation of Section 7 above by RFB.  The parties expressly agree that, in addition to any and all remedies available to the Company for any such violation, the Company shall have the remedy of restraining order and injunction and any such equitable relief as may be declared or issued to enforce the provisions of Section 7 above and RFB agrees not to claim in any such equitable proceeding that a remedy at law is available to the Company.  Notwithstanding anything contained herein to the contrary and if, and only if, any provision of the type contained in Section 7 above, as the case may be, is enforceable in the jurisdiction in question, if any one or more of the provisions contained in such Section shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law in such jurisdiction as it shall then appear.

9.    Successors: Binding Agreement.

(a)        Company Successors.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business of the Company, by agreement in form and substance satisfactory to RFB, to expressly assume and agree to perform this Retainer Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)  RFB’s Successors.  This Retainer Agreement and all rights hereunder shall be binding upon, inure to the benefit of and be enforceable by RFB’s personal or legal representatives, heirs, successors and permitted assigns.

10.    Notices.  All notices, requests, demand or other communications under this Retainer Agreement shall be in writing addressed as follows:

(a)  If to the Company, to:

Peter C. Brown

AMC Entertainment Inc.

920 Main Street

Kansas City, Missouri 64105

(b)  If to RFB, to:

Raymond F. Beagle, Jr.

Lathrop & Gage L.C.

2345 Grand Boulevard

Kansas City, Missouri 64108

Any such notice, request, demand or other communication shall be effective as of the date of actual delivery thereof.  Either party may change such notice address by written notice as provided herein.

11.  Compensation.  The compensation to be paid to RFB under this Retainer Agreement shall be in full payment for all services rendered by RFB in any capacity to the Company or any affiliate of the Company.

12.    Additional Potential Compensation.  Nothing in this Retainer Agreement shall prohibit the Company from awarding additional compensation to RFB if it is determined that such compensation is warranted based on RFB’s performance.

13.    Other Provisions.  This Retainer Agreement shall be governed by the laws of the State of Missouri.  This Retainer Agreement represents the entire agreement of the parties hereto and shall not be amended except by a written agreement signed by all the parties hereto.  This Retainer Agreement supersedes any prior oral or written agreements or understandings between the Company or any affiliate of the Company and RFB.  This Retainer Agreement shall not be assignable by one party without the  prior written consent of the other party, except by the Company if it complies with Section 9 above.  In the event one or more of the provisions contained in this Retainer Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Retainer Agreement or any other application thereof shall not in any way be affected or impaired thereby.  Section headings herein have no legal significance.

14.  Arbitration.  Any legal dispute related to this Retainer Agreement, and/or any claim related to this Retainer Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association.  The award of the arbitrators shall be final and binding upon the parties.

The parties hereto agree that (i) three arbitrators shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) at least one arbitrator shall be a licensed attorney, (iii) the arbitrators shall have the power to award injunctive relief or to direct specific performance, (iv) each of the parties, unless otherwise provided by applicable law and procedures, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration, and (v) the arbitrators shall award to the prevailing party a sum equal to that party’s share of the arbitrators’ and administrative fees of arbitration.

Nothing in this Section shall be construed as providing RFB a cause of action, remedy or procedure that RFB would not otherwise have under this Retainer Agreement or the law.  RFB understands that in signing this Retainer Agreement he is waiving any right that he may have to a jury trial or a court trial of any legal dispute as set forth above.

THIS RETAINER AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

IN WITNESS WHEREOF, the parties have executed this Retainer Agreement on October 1, 2002.

AMC ENTERTAINMENT INC.,

a Delaware corporation

By:______________________________________

Peter C. Brown, Chairman of the Board,

President and Chief Executive Officer

_________________________________________

RAYMOND F. BEAGLE, JR.